23.2 CONSENT OF INDEPENDENT AUDITORS

Board of Directors
New Millennium Media International, Inc.
Safety Harbor, FL

We hereby consent to the use in this Amended Registration Statement of New Millennium Media International, Inc. on Form S-2/A of our report dated March 20, 2001 on the financial statements of New Millennium Media International, Inc. as of December 31, 1999 and 2000 and for the years ended December 31, 1999 and 2000, which are part of this Registration Statement, and to all references to our firm included in this Registration Statement. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Richard J. Fuller, CPA, PA
Clearwater, Florida

July 27, 2001